SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 3, 2003
Date of Report
(Date of earliest event reported)

AUTOZONE, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-10714	62-1482048
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 South Front Street
Memphis, Tennessee  38103
(Address of principal executive offices) (Zip Code)

(901) 495-6500
Registrant's telephone number, including area code

(not applicable)
Former name, former address and former fiscal year, if changed since last report.

Item 5.        Other Events

        On November 3, 2003, Citigroup Global Markets, Inc. ("Citigroup") issued a press release stating that ESL Investments, Inc. ("ESL") and Citigroup had agreed to modify the terms of the sale by partnerships associated with ESL of a portion of their interests in AutoZone, Inc. ("AutoZone"), which had been announced on October 31, 2003 (and was the subject of a Current Report on Form 8-K filed on October 31, 2003).  The press release stated that the ESL partnerships will continue to sell, as previously announced, approximately 5.6 million shares of AutoZone common stock in a public offering underwritten by Citigroup for a purchase price to be paid to the partnerships of approximately $550 million.  The press release stated that ESL and Citigroup have, however, decided not to proceed with the proposed sale by the ESL partnerships of an over-the-counter option providing for the purchase by an affiliate of Citigroup of 4.4 million shares of AutoZone common stock.  The press release further stated that, as a result of the decision regarding the proposed option, the affiliate of Citigroup will not offer, as previously announced, an additional 1.8 million AutoZone shares in transactions through Citigroup.

        As previously announced, AutoZone will not sell any shares in the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUTOZONE, INC.

                                                                                                            By:    /s/ Michael G. Archbold

                                                                                                            Michael G. Archbold
                                                                                                            Senior Vice President & Chief Financial Officer
                                                                                                            Customer Satisfaction

Dated:  November 3, 2003